EXHIBIT 99.2

August 20, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL
DECLARES QUARTERLY DIVIDEND

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on its shares of common stock of $0.16 per share, payable on October 15, 2014 to shareholders of record on October 1, 2014.

Raymond James has paid its shareholders quarterly dividends for 29 consecutive years.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million client accounts in more than 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $473 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.